Exhibit 99.1

Intelsat Reports Third Quarter 2007 Results

Record Quarterly Revenues Advance Over 3 Percent to $546 Million

Pembroke, Bermuda, November 9, 2007

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three and nine month periods ended September 30, 2007.

Intelsat, Ltd. reported revenue of $546.1 million and a net loss of $42.6 million for the three months ended September 30, 2007. The company also reported Intelsat, Ltd. EBITDAi, or earnings before interest, taxes and depreciation and amortization, of $404.5 million, and Adjusted EBITDAi for Intelsat Bermudaii of $427.0 million, or 78 percent of revenue, for the three months ended September 30, 2007.

Results for the nine months ended September 30, 2007 reflect the impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation. Results for the nine months ended September 30, 2006 are not pro forma for the PanAmSat Acquisition.

For the nine months ended September 30, 2007, Intelsat, Ltd. reported revenue of $1,607.6 million and a net loss of $189.3 million. The company also reported Intelsat, Ltd. EBITDA of $1,180.9 million, and Adjusted EBITDA for Intelsat Bermuda of $1,238.9 million, or 77 percent of revenue, for the nine months ended September 30, 2007.

Intelsat CEO Dave McGlade commented, “Our solid business performance in the third quarter reflects the fact that the integration has been successful and that our team is effectively executing our strategy for revenue growth. Third quarter 2007 revenue grew in excess of seven percent over the prior year quarter, excluding the legacy channel service offering and termination fees recognized in the third quarter of 2006. This growth demonstrates Intelsat’s attractive competitive position in many of the sector’s fastest-growth markets.

“We successfully launched the Intelsat 11 satellite last month, and the satellite has completed in-orbit testing,” McGlade continued. “Intelsat’s satellite operations team has now shifted its focus to our final launch of 2007, the Horizons 2 satellite. Our remaining satellite program, which includes four replacement satellites to be launched over the next two years and one ground spare, will deliver fresh, high-power capacity to current orbital locations. Intelsat’s satellite program is based on our goal of increasing the return on our asset base by driving higher satellite utilization rates and through enhancing the proportion of high value capacity in our network.”

Update on Announced Agreement with BC Partners to Acquire Majority Stake in Intelsat

On June 19, 2007, Intelsat Holdings, Ltd. (“Intelsat Holdings”), the parent of Intelsat, Ltd., entered into a Share Purchase Agreement with affiliates of funds advised by BC Partners Ltd. (“BC Partners”). The consummation of the transaction is subject to customary closing conditions, including the receipt of necessary non-U.S. approvals (all of which we believe have been obtained), compliance with the Hart-Scott-Rodino Antitrust Improvements Act (as to which we received notice of early termination with no action being taken), the receipt of approval from the Federal Communications Commission (“FCC”), and “Exon-Florio” clearance from the interagency Committee on Foreign Investment in the United States. The public comment period with respect to our FCC application expired without opposition or comment from third parties. We continue to expect that we will receive all approvals required to close the transaction during the fourth quarter of 2007 or the first quarter of 2008.

Financial Results for the Three Months Ended September 30, 2007

Total revenue of $546.1 million increased by $17.6 million, or 3 percent, for the three months ended September 30, 2007 as compared to $528.5 million for the three months ended September 30, 2006. The 2006 period included one-time termination fees of $11.7 million associated with network services customer contracts that were terminated early. Growth trends included increased sales of transponder services and managed services to network services customers, with revenue increases generated by existing and new customers in Africa, Europe and Latin America.

Revenue trends by service type for the three month period ended September 30, 2007 as compared to the period ended September 30, 2006 are as follows:

•

Transponder services revenue decreased by $0.4 million to $413.5 million from $413.9 million, due primarily to unusually high transponder services revenue in the 2006 quarter resulting from the previously described termination fees of $11.7 million. Excluding the termination fees, transponder services revenue increased by $11.3 million from increased revenue from network services customers for wireless, data, and Internet-related applications, offset by declines in revenue from the media and government customer sets.

•

Managed services revenue increased by $14.3 million to $67.0 million from $52.7 million, primarily driven by the growth of Internet-related and network broadband services sold to network services and government customers and by increased managed video services to media customers.

•

Mobile satellite services and other revenue increased by $9.2 million to $25.7 million from $16.5 million. The increase was primarily due to increased revenues from mobile satellite services and satellite-related services, which increased by $3.4 million and $4.0 million, respectively, as compared to the prior year period.

•

Legacy channel services revenue declined by $5.4 million to $39.9 million for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. The decline in legacy channel services revenue reflected the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, a trend which we expect will continue, and the continued optimization of customer networks.

Total operating expenses for the three months ended September 30, 2007 decreased by $94.6 million, or 22 percent, to $341.0 million as compared to $435.6 million in the same period in 2006, with the decrease primarily due to several one-time charges incurred in the three months ended September 30, 2006, described below, as well as cost reductions resulting from the integration of the PanAmSat Acquisition.

Direct costs of revenue declined by $13.4 million, or 14 percent, to $80.8 million for the three months ended September 30, 2007 as compared to the same period in 2006. The decrease was due primarily to ongoing work force reductions as part of our integration efforts and to a reduction in insurance expense of $1.4 million. In addition, cost of sales declined overall due to lower usage of third party services, despite an increase in cost of sales resulting from increased mobile satellite services revenues.

Selling, general and administrative expenses decreased by $3.0 million, or 5 percent, to $53.1 million for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. The decrease was due in part to a reduction in professional fees of $6.1 million driven by higher use of consultants during the initial PanAmSat integration efforts in the 2006 period. This decrease was offset in part by higher staff related expenses of $3.2 million resulting from increased bonuses accrued under our employee incentive compensation plan due to our improved operating performance in 2007.

Depreciation and amortization decreased by $4.4 million, or 2 percent, to $197.6 million for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. The decrease resulted primarily from a $5.0 million decline in satellite depreciation due to the impairment of the Intelsat 802 satellite in the 2006 period. This impairment resulted in an Impairment of Asset Value charge taken in the third quarter of 2006 of $49.0 million, for which there was no corresponding charge in the third quarter of 2007.

Restructuring and transaction costs were $19.9 million for the three months ended September 30, 2006 as compared to a net recovery of $0.1 million for the three months ended September 30, 2007 due to a change in expected severance and retention payments. The costs incurred related primarily to severance and facility closing costs incurred during the integration of PanAmSat.

Income from operations was $205.1 million for the three months ended September 30, 2007 compared to $92.9 million for the three months ended September 30, 2006. This increase of $112.2 million was principally due to increased revenue and lower direct costs of revenues and selling, general and administrative expenses as described above, and the absence of satellite impairment charges and restructuring fees that were incurred in the three months ended September 30, 2006 but not in the same period in 2007.

Interest expense, net decreased by $28.1 million, or 10 percent, to $239.6 million for the three months ended September 30, 2007 as compared to the same period in 2006. The decrease in interest expense was principally due to the favorable impact of the first quarter 2007 refinancing of a $600 million bridge loan, amendments to Intelsat’s credit facilities, and a borrowing under a new unsecured credit agreement in order to redeem certain outstanding floating rate notes. The decrease was also attributable to $14.1 million of interest that was capitalized during the three months ended September 30, 2007 due to increased levels of capital expenditures, as compared to $11.7 million during the three months ended September 30, 2006. The non-cash portion of interest expense of $18.1 million in the 2007 period included the amortization and accretion of discounts and premiums recorded on existing debt.

Financial Results for the Nine Months Ended September 30, 2007

Revenue increased by $488.1 million, or 44 percent, to $1,607.6 million for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. During the nine month period ending September 30, 2007, the operations of PanAmSat, which we acquired on July 3, 2006, contributed $438.8 million to this increase, based on former PanAmSat revenue recorded for the six months ended June 30, 2007. During the third quarter of 2006 and 2007, PanAmSat operations were fully reflected in our results. Of the remaining revenue increase, excluding revenues of $32.3 million in termination fees associated with certain customer contracts that were terminated early in the nine month period ended September 30, 2006, total revenues increased by $81.7 million, representing underlying growth in the business as is detailed below.

Revenue trends by service type for the nine month period ended September 30, 2007 as compared to the nine month period ended September 30, 2006 are as follows:

•

Transponder services revenue increased by $419.6 million to $1,220.2 million, from $800.6 million. The acquired operations of PanAmSat contributed approximately $362.1 million of the revenue growth on the same basis as described above. Excluding $11.7 million in terminations fees received in the nine months ended September 30, 2006 and described above, transponder services revenue grew by $69.2 million, related primarily to increased sales to network services customers for applications such as wireless network extensions and data networking applications.

•

Managed services revenue increased by $72.1 million to $191.1 million from $119.0 million. Revenue increases were due to the acquired operations of PanAmSat, and increased revenues from network services customers for network broadband and Internet-related services and managed services for media customers.

•

Mobile satellite services and other revenue increased by $32.4 million to $71.6 million from $39.2 million. The increase was due primarily to increased revenues from satellite-related services and usage-based third party mobile satellite services sales, in addition to the acquired operations of PanAmSat.

•

Channel services revenue declined by $36.0 million to $124.7 million from $160.7 million. The decrease was due to the continuing decline of this legacy product, offset by a termination fee of $20.6 million received in 2006.

Total operating expenses for the nine months ended September 30, 2007 increased by $96.5 million, or 11 percent, to $1,013.1 million, as compared to the same period in 2006, primarily due to increased costs related to the acquired operations of PanAmSat. These increased costs were offset in part by $49.0 million in asset impairment costs as described above and $19.9 million in restructuring costs resulting from the PanAmSat Acquisition which were incurred in the nine months ended September 30, 2006, but without similar amounts being recorded in the same period in 2007.

Direct costs of revenue increased by $48.8 million, or 25 percent, to $244.2 million for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. The increase was due primarily to the inclusion of six additional months of results of the acquired operations of PanAmSat during the 2007 period. The increase also reflected higher staff-related expenses of $10.2 million, driven by an increase in the number of employees that directly support our terrestrial and satellite operations following the PanAmSat Acquisition. Further increases in cost of sales of $18.6 million were due to higher costs associated with increased satellite-related services revenue, including launch services, customer premise equipment and related services. Additional increases also included higher office, operational, and occupancy expenses of $6.7 million and $12.8 million in higher earth station operating expenses due to the increase in the number of owned and leased teleports.

Selling, general and administrative expenses increased by $38.2 million, or 29 percent, to $171.0 million for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. The increase was due primarily to the inclusion of six additional months of results of the acquired PanAmSat operations during the 2007 period. The increase included higher staff-related expenses of $9.5 million resulting from the increased number of employees. In addition, other increases included new monitoring fees of $9.0 million and expenses related to integration efforts, Sarbanes-Oxley Act compliance efforts and business operations of $7.4 million. Bad debt expenses increased by $5.7 million, primarily due to additional customer receivables related to the PanAmSat Acquisition.

Depreciation and amortization increased by $82.8 million, or 16 percent, to $588.0 million for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. The increase was primarily due to the PanAmSat Acquisition, including an increase of $107.6 million resulting from the addition of PanAmSat’s 24 satellites to our fleet, and also due to $2.7 million of additional depreciation from the Galaxy 17 satellite being placed in service during the third quarter of 2007, and an increase of $27.9 million in amortization of intangible assets as a result of acquired customer relationships and increased revenue backlog. These increases were offset in part by $55.7 million of lower depreciation in 2007 for fully depreciated assets.

Income from operations increased by $391.6 million to $594.5 million for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006, principally due to the net of increased revenue and costs related to the acquired PanAmSat operations, as described above, offset in part by $49.0 million in asset impairment costs as described above and $19.9 million in restructuring costs resulting from the PanAmSat Acquisition which were incurred in the nine months ended September 30, 2006 but without similar amounts being recorded in 2007.

Interest expense, net increased by $282.3 million, or 59 percent, to $758.9 million for the nine months ended September 30, 2007, as compared to the nine months ended September 30, 2006. The increase in interest expense was principally due to the incurrence or assumption of approximately $6.4 billion of additional debt in connection with the PanAmSat Acquisition. Interest expense during the nine months ended September 30, 2007 also included $28.1 million associated with the write-off of financing costs due to the first quarter 2007 refinancing activities and a $10.0 million redemption premium on the floating rate senior notes which were redeemed. These increases were partially offset by $40.9 million of interest capitalized during the nine months ended September 30, 2007 as compared to only $16.9 million capitalized during the nine months ended September 30, 2006. The remaining non-cash portion of interest expense of $46.5 million in the 2007 period included the amortization and accretion of discounts and premiums recorded on existing debt.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $404.5 million, or 74 percent of revenue, for the three months ended September 30, 2007 reflected an increase of $117.2 million from $287.3 million, or 54 percent of revenue, for the same period in 2006. The increase was primarily attributable to the acquired PanAmSat operations, and the absence of satellite impairment charges and restructuring fees that were incurred in the three months ended September 30, 2006 but not in the same period in 2007. Intelsat, Ltd. EBITDA of $1,180.9 million, or 73 percent of revenue, for the nine months ended September 30, 2007 reflected an increase of $492.6 million from $688.3 million, or 61 percent of revenue, for the same period in 2006. These increases were primarily attributable to the acquired PanAmSat operations.

Intelsat Bermuda Adjusted EBITDA increased by $36.2 million to $427.0 million, or 78 percent of revenue, for the three months ended September 30, 2007 from $390.8 million, or 74 percent of revenue, for the same period in 2006, which included the benefit of the previously discussed termination fees of $11.7 million. For the nine months ended September 30, 2007, Intelsat Bermuda Adjusted EBITDA increased by $402.6 million to $1,238.9 million, or 77 percent of revenue, from $836.2 million, or 75 percent of revenue, for the same period in 2006.

At September 30, 2007, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $7.9 billion. At June 30, 2007, Intelsat’s backlog was $8.0 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Network Services	47%	48%	56%	47%
Media	38%	36%	27%	37%
Government	14%	14%	16%	14%
Other	1%	2%	1%	2%

By Service Type

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Transponder Services	78%	76%	72%	76%
Managed Services	10%	12%	11%	12%
Channel	9%	7%	14%	8%
Mobile Satellite Services/Other	3%	5%	3%	4%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsi of $61.8 million during the nine months ended September 30, 2007. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest. Payments for satellites and other property, plant and equipment during the nine months ended September 30, 2007 totaled $368.4 million.

The company currently has orders outstanding for five satellites, which will be built over a remaining period of two years. Additionally, the construction is substantially complete for the Horizons 2 satellite, which is owned by Intelsat’s Horizons Satellite Holdings, LLC joint venture, and that is expected to launch in December 2007. For 2007, we originally expected our total capital expenditures to be approximately $615 million. However, we have encountered changes in launch dates, construction projects and integration projects which will result in a portion of these capital expenditures being incurred in 2008 instead of 2007. We currently believe our 2007 total capital expenditures will be approximately $530 million to $550 million.

End Notes

[i]

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 and January 12, 2007. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

ii	Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on November 9, 2007 to discuss the company’s financial results for the third quarter of 2007. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (866) 825-1692. Non-U.S. participants should call +1 (617) 213-8059. The participant pass code is 22441590. Participants will have access to a replay of the conference call through November 16, 2007. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 51219649.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, serving the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed PanAmSat Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. In connection with the BC Partners Share Purchase Agreement, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the BC Partners Share Purchase Agreement; the inability to consummate the transaction due to the failure to obtain regulatory approvals or the failure to satisfy other conditions; the failure of affiliates of BC Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the transaction; and risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention, including key members of senior management, as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2007
Revenue	$528,474	$546,090
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	94,230	80,831
Selling, general and administrative	56,125	53,097
Depreciation and amortization	201,996	197,609
Impairment of asset value	48,974	—
Restructuring costs	19,902	(55)
Loss on undesignated interest rate swap	14,328	9,488

Total operating expenses	435,555	340,970

Income from operations	92,919	205,120
Interest expense, net	267,697	239,589
Other income (expense), net	(7,610)	1,777

Loss before income taxes	(182,388)	(32,692)
Provision for (benefit from) income taxes	(9,824)	9,877

Net loss	$(172,564)	$(42,569)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Revenue	$1,119,454	$1,607,550
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	195,426	244,249
Selling, general and administrative	132,765	170,969
Depreciation and amortization	505,201	588,002
Impairment of asset value	48,974	—
Restructuring costs	19,902	7,088
Loss on undesignated interest rate swap	14,328	2,760

Total operating expenses	916,596	1,013,068

Income from operations	202,858	594,482
Interest expense, net	476,535	758,864
Other expense, net	19,766	1,551

Loss before income taxes	(293,443)	(165,933)
Provision for income taxes	11,916	23,382

Net loss	$(305,359)	$(189,315)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net loss	$(172,564)	$(42,569)	$(305,359)	$(189,315)
Add:
Interest expense, net	267,697	239,589	476,535	758,864
Provision for (benefit from) income taxes	(9,824)	9,877	11,916	23,382
Depreciation and amortization	201,996	197,609	505,201	588,002

EBITDA	$287,305	$404,506	$688,293	$1,180,933

EBITDA margin	54%	74%	61%	73%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$121,612	$216,934	$310,159	$430,149
Depreciation and amortization	(201,996)	(197,609)	(505,201)	(588,002)
Impairment of asset value	(48,974)	—	(48,974)	—
Provision for doubtful accounts	(1,369)	32	(518)	(6,245)
Foreign currency transaction gain (loss)	(237)	512	43	808
Gain (loss) on disposal of assets	518	(287)	507	(262)
Share-based compensation expense	(53)	(1,261)	(163)	(3,785)
Compensation cost paid by parent	(9,359)	—	(17,351)	(288)
Deferred income taxes	109	6,181	109	8,008
Amortization and write-off of bond discount and issuance costs	(30,525)	(18,951)	(65,238)	(84,566)
Share in gains (losses) of affiliates	(10,166)	47	(24,300)	(6,884)
Loss on undesignated interest rate swap	(14,328)	(9,488)	(14,328)	(2,760)
Loss on prepayment of debt and other non-cash items	—	1,430	—	(9,948)
Changes in assets and liabilities	22,204	(40,109)	59,896	74,460

Intelsat, Ltd. net loss	(172,564)	(42,569)	(305,359)	(189,315)

Add (Subtract):
Interest expense, net	267,697	239,589	476,535	758,864
Provision for (benefit from) income taxes	(9,824)	9,877	11,916	23,382
Depreciation and amortization	201,996	197,609	505,201	588,002

Intelsat, Ltd. EBITDA	287,305	404,506	688,293	1,180,933

Add (Subtract):
Parent and intercompany expenses, net	3,234	5,132	11,100	12,138
Compensation and benefits	2,123	918	4,180	4,489
Restructuring costs	19,902	(55)	19,902	7,088
Acquisition related expenses	6,125	5,176	12,125	18,163
Equity investment losses (gains)	10,166	(47)	24,300	7,284
Satellite impairment charge	48,974	—	48,974	—
Loss on undesignated interest rate swap	14,328	9,488	14,328	2,760
Non-recurring and other non-cash items	2,271	5,536	18,193	17,210
Satellite performance incentives	(3,677)	(3,659)	(5,177)	(11,209)

Intelsat Bermuda Adjusted EBITDA	390,751	426,995	836,218	1,238,856

Intelsat Bermuda Adjusted EBITDA Margin	74%	78%	75%	77%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(168,837)	(176,076)	(168,837)	(523,152)
Parent and Intercompany expenses	1,587	(114)	1,587	206
Satellite performance incentives	3,677	3,659	5,177	11,209

Sub Holdco Adjusted EBITDA	$227,178	$254,464	$674,145	$727,119

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006 and January 12, 2007. Intelsat Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA or Intelsat Bermuda Adjusted EBITDA Margin as alternatives to operating or net income or operating or net income margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2006	As of September 30, 2007
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,656	$495,596
Receivables, net of allowance of $29,946 in 2006 and $34,536 in 2007	301,018	301,009
Deferred income taxes	42,403	42,325
Tax indemnification receivable	34,009	—
Prepaid expenses and other current assets	22,874	65,307

Total current assets	983,960	904,237
Satellites and other property and equipment, net	4,729,135	4,577,534
Goodwill	3,908,032	3,903,767
Non-amortizable intangible assets	1,676,600	1,676,600
Amortizable intangible assets, net	785,004	714,868
Other assets	318,677	333,922

Total assets	$12,401,408	$12,110,928

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$142,278	$125,271
Taxes payable	72,547	—
Employee related liabilities	71,267	45,668
Customer advances for satellite construction	41,543	30,170
Accrued interest payable	243,918	250,351
Current portion of long-term debt	69,817	218,957
Deferred satellite performance incentives	18,374	24,442
Other current liabilities	105,025	101,346

Total current liabilities	764,769	796,205
Long-term debt, net of current portion	11,209,798	11,047,291
Deferred satellite performance incentives, net of current portion	132,449	128,184
Deferred revenue, net of current portion	148,867	157,718
Deferred income taxes	460,207	448,067
Accrued retirement benefits	98,573	97,659
Other long-term liabilities	128,086	162,749

Total liabilities	12,942,749	12,837,873

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	29,746	33,830
Accumulated deficit	(571,174)	(760,987)
Accumulated other comprehensive income	75	200

Total shareholder’s deficit	(541,341)	(726,945)

Total liabilities and shareholder’s deficit	$12,401,408	$12,110,928

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended September 30,
	2006	2007
Cash flows from operating activities:
Net loss	$(172,564)	$(42,569)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	201,996	197,609
Impairment of asset value	48,974	—
Provision for doubtful accounts	1,369	(32)
Foreign currency transaction (gain) loss	237	(512)
(Gain) loss on disposal of assets	(518)	287
Share-based compensation expense	53	1,261
Compensation cost paid by parent	9,359	—
Deferred income tax	(109)	(6,181)
Amortization and write-off of bond discount and issuance costs	30,525	18,951
Share in (gain) loss of affiliates	10,166	(47)
Loss on undesignated interest rate swap	14,328	9,488
Loss on prepayment of debt and other non-cash items	—	(1,430)
Changes in operating assets and liabilities:
Receivables	(12,602)	4,146
Prepaid expenses and other assets	16,699	(35,827)
Accounts payable and accrued liabilities	(6,253)	62,279
Deferred revenue	359	20,158
Accrued retirement benefits	(1,214)	(358)
Other long-term liabilities	(19,193)	(10,289)

Net cash provided by operating activities	121,612	216,934

Cash flows from investing activities:
Payments for satellites and other property and equipment	(46,670)	(126,852)
PanAmSat Acquisition Transactions, net of cash acquired	(3,152,521)	—
Other investing activities	—	900

Net cash used in investing activities	(3,199,191)	(125,952)

Cash flows from financing activities:
Repayments of long-term debt	(652,730)	(13,847)
Proceeds from issuance of long-term debt	2,915,000	—
New debt issuance costs	(101,161)	(107)
Proceeds from credit facility borrowings	944,750	—
Repayments of funding of capital expenditures by customer	—	(6,640)
Payment of premium on early retirement of debt	—	—
Principal payments on deferred satellite performance incentives	(5,017)	(3,020)
Principal payments on capital lease obligations	(1,347)	(28)

Net cash provided by (used in) financing activities	3,099,495	(23,642)

Effect of exchange rate changes on cash	(237)	512

Net change in cash and cash equivalents	21,679	67,852
Cash and cash equivalents, beginning of period	475,338	427,744

Cash and cash equivalents, end of period	$497,017	$495,596

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2006	2007
Cash flows from operating activities:
Net loss	$(305,359)	$(189,315)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	505,201	588,002
Impairment of asset value	48,974	—
Provision for doubtful accounts	518	6,245
Foreign currency transaction gain	(43)	(808)
(Gain) loss on disposal of assets	(507)	262
Share-based compensation expense	163	3,785
Compensation cost paid by parent	17,351	288
Deferred income taxes	(109)	(8,008)
Amortization and write-off of bond discount and issuance costs	65,238	84,566
Share in loss of affiliates	24,300	6,884
Loss on undesignated interest rate swap	14,328	2,760
Loss on prepayment of debt and other non-cash items	—	9,948
Changes in operating assets and liabilities:
Receivables	(2,798)	(5,881)
Prepaid expenses and other assets	13,390	(23,429)
Accounts payable and accrued liabilities	(23,895)	(16,198)
Deferred revenue	(22,530)	1,092
Accrued retirement benefits	(923)	(914)
Other long-term liabilities	(23,140)	(29,130)

Net cash provided by operating activities	310,159	430,149

Cash flows from investing activities:
Payments for satellites and other property and equipment	(111,679)	(368,395)
PanAmSat Acquisition Transactions, net of cash acquired	(3,152,521)	—
Other investing activities	—	2,078

Net cash used in investing activities	(3,264,200)	(366,317)

Cash flows from financing activities:
Repayments of long-term debt	(655,355)	(1,647,733)
Proceeds from issuance of long-term debt	2,915,000	1,595,000
New debt issuance costs	(101,161)	(31,225)
Proceeds from credit facility borrowings	944,750	—
Repayments of funding of capital expenditures by customer	—	(41,282)
Payment of premium on early retirement of debt	—	(10,000)
Principal payments on deferred satellite performance incentives	(7,157)	(13,379)
Principal payments on capital lease obligations	(5,132)	(4,081)

Net cash provided by (used in) financing activities	3,090,945	(152,700)

Effect of exchange rate changes on cash	43	808

Net change in cash and cash equivalents	136,947	(88,060)
Cash and cash equivalents, beginning of period	360,070	583,656

Cash and cash equivalents, end of period	$497,017	$495,596

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
	(in thousands)		(in thousands)
Net cash provided by operating activities	$121,612	$216,934	$310,159	$430,149
Payments for satellites and other property and equipment and associated capitalized interest	(46,670)	(126,852)	(111,679)	(368,395)

Free cash flow from operations	$74,942	$90,082	$198,480	$61,754

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.